Exhibit 99.2

Consent of Jefferies & Company, Inc.

The Board of Directors

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, California 93117

We hereby consent to the inclusion of our opinion letter dated September 15, 2010 to the Board of Directors of Occam Networks, Inc. (the “Company”) included as Annex B, and to the references thereto under the captions “SUMMARY—Opinion of Occam’s Financial Advisor” and “PROPOSAL ONE—THE MERGER—Opinion of Occam’s Financial Advisor” in the proxy statement/prospectus relating to the proposed merger transaction involving Calix, Inc. and the Company, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Calix, Inc. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

JEFFERIES & COMPANY, INC.

By:	/s/ Justin DeSpirito
Name: Justin DeSpirito
Title: Assistant General Counsel

New York, New York

November 1, 2010